Exhibit 10.1

SHARE EXCHANGE AGREEMENT and PLAN of REORGANIZATION

by and among

MOXIAN, INC., A NEVADA CORPORATION,

BTAB GROUP INC., A DELAWARE CORPORATION

and

THE SHAREHOLDERS OF

BTAB GROUP INC.

Dated as of August 27th, 2020

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of August __, 2020, is by and among MOXIAN, INC., a Nevada Corporation (“MOXC”), BTAB GROUP INC., a Delaware Corporation (“BTAB”), and the shareholders of BTAB (the “Shareholders”) (of which each is individually a “Party,” and collectively the “Parties”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A MOXC is subject to the reporting requirements of the Exchange Act, and MOXC’s common stock is listed for public trading on the Nasdaq Capital Market ( “Nasdaq”).

B. As of the date of this Agreement, MOXC is authorized to issue 50,000,000 shares of common stock, $0.001 par value, and 100,000,000 shares of preferred stock, $0.001 par value. As of the date of this Agreement MOXC has approximately 16,191,529 shares of common stock issued and outstanding and no shares of preferred stock outstanding.

C. As of the date of this Agreement BTAB is privately held and is authorized to issue three classes of shares, 688,000,000 shares designated as common stock and 100,000,000 shares designated Class B common stock and 100,000,000 shares designated as preferred stock. The total number of shares of common stock outstanding is 592,700,000 shares pre-reverse split and 59,270,000 after, $0.001par value (the “BTAB Common”), and the total number of shares of Class B common stock outstanding is 50,000,000, $0.00001 par value (the “BTAB Class B”, and together with the BTAB Common, the “BTAB Stock”), which shares are owned by the Shareholders. There are no outstanding shares of preferred stock. The Shareholders are the record and beneficial owners of that number of shares of BTAB Stock, or the right to receive such shares of BTAB stock..

D. The Shareholders have agreed to exchange (i) all of their shares of BTAB Common for an aggregate of fifty-nine million two hundred seventy thousand (59,270,000) newly issued shares of the common stock of MOXC, $0.001 par value, (the “MOXC Common”), and (ii) all of their shares of BTAB Class B for an aggregate of Fifty Million (50,000,000) newly issued shares of the Class A Non-Transferable Non-Convertible Preferred Stock (as defined below) of MOXC, $0.001 par value, (the “MOXC Class A Preferred” and together with the MOXC Common, the “MOXC Stock”), each of which are subject to adjustment prior to Closing as a result of the additional issuance of MOXC common stock, in a transaction which qualifies as a reorganization and tax free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended. In the aggregate, the shares of MOXC Common issuable to the Shareholders will be approximately seventy-nine (79%) of the total issued and outstanding shares of common stock of MOXC as of and immediately after the Closing.

E. The Board of Directors of each of the Parties have independently determined that it is in the best interests of all of the Parties and their shareholders to execute and effectuate this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares

1.1. Exchange of BTAB Stock for MOXC Stock. At the Closing, the Shareholders shall sell, transfer, convey, assign and deliver to MOXC their BTAB Stock, free and clear of all liens and other encumbrances, in exchange for the MOXC Stock, which shall be deliverable as follows:

1.1.1.	59,270,000 shares of BTAB Common will be exchanged for 59,270,000 shares of MOXC Common at Closing,

1.1.2.	50,000,000 shares of BTAB Class B shares will be exchanged for 50,000,000 shares of MOXC Class A Preferred,

1.2. Pre-Closing Capitalization. Prior to Closing, MOXC shall take all corporate action and shall obtain all required regulatory approvals to (i) increase the number of shares of authorized common stock to at least 688,000,000, and (ii) create a class of preferred stock entitled “Class A Non-Transferable Non-Convertible Preferred Stock”, having the rights, preferences and privileges set forth on Exhibit 1.1 hereto (the “MOXC Class A Preferred”). These Non-Transferable Non-Convertible Preferred Stock have 10 votes per share on the matters for which they may be voted.

1.3. Issuance of Shares for Services. At the Closing, MOXC shall issue 5,000,000 free trading shares of MOXC Common (in lieu of cash compensation) to Menora Trading Limited, for services rendered, and to be rendered, to MOXC until the Closing.

1.4. Closing. The closing (the “Closing”) of the Transactions contemplated hereby shall take place at the offices of the Kline Law Group, PC in Irvine, CA, commencing at or before 5:00 PM PDT on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II

Representations and Warranties of the Shareholders

The Shareholders each hereby represent and warrant to MOXC with respect to themselves, as follows:

2.1. Good Title. Each Shareholder is the record and beneficial owner, and has good title to its BTAB Stock, with the right and authority to sell and deliver such BTAB Stock. Upon delivery of any BTAB Stock certificate or certificates duly assigned to MOXC, and/or upon registering of MOXC as the new owner of such BTAB Stock in the share register of BTAB, MOXC will receive good title to such BTAB Stock, free and clear of all liens.

2.2. Power and Authority. Each Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each and every transactional document required to effectuate this Agreement (each a “Transaction Document”) and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by each Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

2.3. No Conflicts. The execution and delivery of this Agreement by each Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any laws; (b) will not violate any laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.4. Litigation. There is no pending proceeding against any Shareholder that involves the BTAB Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5. No Finder’s Fee. No Shareholder has created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.6. Purchase Entirely for Own Account. The MOXC Common and the MOXC Class A Non-Transferable Non-Convertible Preferred (collectively, the “MOXC Securities”) are proposed to be acquired by each Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the MOXC Securities, except in compliance with applicable securities laws.

2.7. Available Information. Each Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in MOXC. Each Shareholder hereby acknowledges that it has had the opportunity to review all publicly available information concerning MOXC, including, but not limited to all filings made by MOXC to the SEC pursuant to the Exchange Act

2.8. Non-Registration. Each Shareholder understands that the MOXC Securities has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the MOXC Securities in accordance with MOXC’s charter documents or the laws of its jurisdiction of incorporation.

2.9. Restricted Securities. Each Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. Each Shareholder further understands that the issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S., and that the issuance of the MOXC Securities is being effected in reliance upon an exemption from registration afforded under Rule 144 of the Securities Act for transactions by an issuer not involving a public offering. Each Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Each Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including in particular the requirements of Rule 144(i).

2.10. Accredited Investor. Each Shareholder is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act or have been issued shares under Regulation S.

2.11. Legends. Each Shareholder hereby understands and acquiesces that the MOXC Securities will bear the following legend or one substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT:

(1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12. Additional Legend; Consent. Additionally, the MOXC Securities will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Shareholder consents to MOXC making a notation on its records or giving instructions to any transfer agent of MOXC Securities in order to implement the restrictions on transfer of the Shares.

ARTICLE III

Representations and Warranties of BTAB

BTAB represents and warrants to MOXC, as follows:

3.1. Organization, Standing and Power. BTAB and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on BTAB, a material adverse effect on the ability of BTAB to perform its obligations under this Agreement or on the ability of BTAB to consummate the Transactions (a “BTAB Material Adverse Effect”). BTAB and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a BTAB Material Adverse Effect. BTAB has delivered to MOXC true and complete copies of the BTAB Charter, the BTAB Bylaws, and the comparable charter, organizational documents and other constituent BTAB documents of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2. Subsidiaries; Equity Interests. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by BTAB, by another subsidiary of BTAB or by BTAB and another subsidiary of BTAB, free and clear of all liens. Except for its interests in its subsidiaries, BTAB does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person or entity.

3.3. Capital Structure. The authorized capital stock of BTAB consists of 688,000,000 shares of common stock at $0.00001 per share. As of the date hereof, 592,700,000 shares of BTAB common stock are issued and outstanding whereas BTAB will have effected a 10-1 reverse split of its shares causing the Issued and Outstanding of the common shares to be reduced to 59,270,000. No other shares of capital stock or other voting securities, except the Common “B”, which holds a 10-1 voting rights, of BTAB are issued or reserved for issuance or outstanding. BTAB is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries save for one Subsidiary whereas Btab owns a majority interest of Ninety Five Percent. All outstanding shares of the capital stock of BTAB and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of Delaware, the BTAB Articles of Incorporation, the BTAB Bylaws or any contract to which BTAB is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of BTAB or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of BTAB’s capital stock or the capital stock of any of its subsidiaries may vote (“Voting BTAB Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which BTAB or any of its subsidiaries is a party or by which any of them is bound (a) obligating BTAB or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, BTAB or any of its subsidiaries or any Voting BTAB Debt, (b) obligating BTAB or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of BTAB or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of BTAB to repurchase, redeem or otherwise acquire any shares of capital stock of BTAB.

3.4. Authority; Execution and Delivery; Enforceability. BTAB has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by BTAB of this Agreement and the consummation by BTAB of the Transactions have been duly authorized and approved by the Board of Directors of BTAB and no other corporate proceedings on the part of BTAB are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against BTAB in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

3.5. No Conflicts; Consents. The execution and delivery by BTAB of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of BTAB or any of its subsidiaries under, any provision of (i) the BTAB Articles of Incorporation, the BTAB Bylaws or the comparable charter or organizational documents of any of its subsidiaries, (ii) any material contract to which BTAB or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any material judgment, order or decree or material law applicable to BTAB or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a BTAB Material Adverse Effect.

3.6. Compliance with Applicable Laws. Except for any required filings under applicable “blue sky” laws or state securities commissions, no consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to BTAB or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions. BTAB and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a BTAB Material Adverse Effect.

3.7. Investment Company. BTAB is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.8. Financial Statements. BTAB has delivered to MOXC its unaudited financial statements as of and at June 30, 2020 (the “BTAB Financial Statements”). The BTAB Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period indicated. The BTAB Financial Statements fairly present in all material respects the financial condition and operating results of BTAB, as of the dates, and for the periods, indicated therein. BTAB does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to June 30, 2020, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the BTAB Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a BTAB Material Adverse Effect, and subsequent to June 30, 2020, there has occurred no transaction, event, action, development, payment, or any other matter of any nature whatsoever entered into by BTAB other than in the ordinary course of business.

3.9. Litigation and Taxes. There is no proceeding pending, or to BTAB’s knowledge, threatened, against BTAB or their respective officers, managers, members or shareholders, or against or affecting any of their respective assets. In addition, there are no outstanding judgments, orders, writs, decrees or other similar matters or items against or affecting BTAB, its business or assets. BTAB has not received any material complaint from any Customer, supplier, vendor or employee. BTAB has duly filed all applicable foreign and U.S. income or other tax returns and has paid all foreign and U.S. income or other taxes when due. There is no proceeding, controversy or objection pending or threatened in respect of any tax returns of BTAB.

3.10. Event of Default. No event of default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an event of default under this Agreement, and BTAB is not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party or by which any of their respective assets are bound.

3.11. ERISA Obligations. To the knowledge of BTAB, BTAB has not or has ever had any employee plans subject to ERISA, and BTAB has no any obligations or liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a lien against any of its properties or assets.

3.12. Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which: (i) could adversely affect the ability of BTAB to perform its obligations under this Agreement; (iii) would constitute a default under the Agreement; (iv) would constitute such a default with the giving of notice or lapse of time or both; or (v) would constitute or give rise to a BTAB Material Adverse Effect.

3.13. Real Property. Except as will be disclosed, BTAB does own real property. BTAB has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses, except to the extent the failure of having such sufficient title or valid leasehold interest, would not reasonably be expected to have a BTAB Material Adverse Effect. All such assets and properties, other than assets and properties in which BTAB or any of its subsidiaries has leasehold interests, are free and clear of all liens other than those as disclosed and except for liens that, in the aggregate, do not and will not materially interfere with the ability of BTAB to conduct business as currently conducted.

3.14. Material Contracts. An accurate, current and complete copy of each contract, instrument or other agreement to which BTAB is a party or by which it is bound which is material to the business of BTAB, taken as a whole (each, a “BTAB Material Contract”) will be furnished to MOXC, and each of the BTAB Material Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except for those provided to MOXC prior to the Closing Date, there are no outstanding offers, bids, proposals or quotations made by BTAB which, if accepted, would create a BTAB Material Contract. Each of the BTAB Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof. To the knowledge of BTAB and its officers, all obligations required to be performed under the terms of each of the BTAB Material Contracts by any party thereto have been fully performed by all parties thereto, and no party to any BTAB Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any obligation of any party thereto or the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of BTAB. Further, BTAB has not received any notice, nor does BTAB have any knowledge, of any pending or contemplated termination of any of the BTAB Material Contracts and, no such termination is proposed or has been threatened, whether in writing or orally.

3.15. Title to Assets. BTAB has good and marketable title to, or a valid leasehold interest in, all of its assets and properties which are material to its business and operations as presently conducted, including without limitation, to be provided and to be, free and clear of all liens, claims, charges or other encumbrances or restrictions on the transfer or use of same. Except as would not have a BTAB Material Adverse Effect, the assets and properties of BTAB are in good operating condition and repair, ordinary wear and tear excepted, and are free of any latent or patent defects which might impair their usefulness, and are suitable for the purposes for which they are currently used and for the purposes for which they are proposed to be used.

3.16. Intellectual Property. BTAB owns or possesses adequate and legally enforceable rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and all other intellectual property rights necessary to conduct its business as now conducted. BTAB has no knowledge of any infringement by BTAB of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other intellectual property rights of others, and, to the knowledge of BTAB, there is no claim, demand or proceeding, or other demand of any nature being made or brought against, or to BTAB’s knowledge, being threatened against, BTAB regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other intellectual property infringement; and BTAB is not aware of any facts or circumstances which might give rise to any of the foregoing.

3.17. Labor and Employment Matters. BTAB is not involved in any labor dispute or, to the knowledge of BTAB, is any such dispute threatened. To the knowledge of BTAB and its officers, none of the employees of BTAB is a member of a union and BTAB believes that its relations with its employees are good. To the knowledge of BTAB and its officers, BTAB has complied in all material respects with all laws, rules, ordinances and regulations relating to employment matters, civil rights and equal employment opportunities.

3.18. Insurance. BTAB is covered by valid, outstanding and enforceable policies of insurance which were issued to it by reputable insurers of recognized financial responsibility, covering its business against losses and risks normally insured against by other corporations or entities in the same or similar lines of businesses as BTAB is engaged and in coverage amounts which are prudent and typically and reasonably carried by such other corporations or entities (the “BTAB Insurance Policies”). Such BTAB Insurance Policies are in full force and effect, and all premiums due thereon have been paid. None of the BTAB Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. MOXC has complied with the provisions of such BTAB Insurance Policies. BTAB has no reason to believe that it will not be able to renew its existing BTAB Insurance Policies as and when such BTAB Insurance Policies expire or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of BTAB.

3.19. Permits. BTAB possesses all permits necessary to conduct its business and BTAB has not received any notice of, or is otherwise involved in, any proceedings relating to the revocation or modification of any such permits. All such permits are valid and in full force and effect and BTAB is in full compliance with the respective requirements of all such permits.

3.20. Bank Accounts. BTAB will provide, with respect to each account of BTAB with any bank, broker, merchant processor, or other depository institution: (i) the name and account number of such account; (ii) the name and address of the institution where such account is held; (iii) the name of any person(s) holding a power of attorney with respect to such account, if any; and (iv) the names of all authorized signatories and other persons authorized to withdraw funds from each such account.

3.21. Illegal Payments. Neither BTAB, nor any director, officer, member, manager, agent, employee or other person acting on behalf of BTAB has, in the course of his actions for, or on behalf of, BTAB: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar foreign law or regulation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.22. Related Party Transactions. Except for: (i) transactions disclosed in the BTAB Financial Statements, which transactions are upon terms no less favorable than the applicable terms that BTAB could obtain from third parties; and (ii) arm’s length transactions pursuant to which BTAB makes payments in the ordinary course of business upon terms no less favorable than BTAB could obtain from third parties, none of the officers, directors, managers, or employees of BTAB, nor any stockholders, members or partners who own, legally or beneficially, five percent (5%) or more of the ownership interests of BTAB (each a “BTAB Material Shareholder”), is presently a party to any transaction with BTAB (other than for services as employees, officers and directors), including any contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or BTAB Material Shareholder or, to the best knowledge of BTAB, any other person or entity in which any officer, director, or any such employee or BTAB Material Shareholder has a substantial or material interest in or of which any officer, director or employee of BTAB or BTAB Material Shareholder is an officer, director, trustee or partner. There are no claims, demands, disputes or proceedings of any nature or kind between BTAB and any officer, director or employee of BTAB or any BTAB Material Shareholder, or between any of them, relating to BTAB.

3.23. Internal Accounting Controls. BTAB maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.24. Brokers. No broker, investment banker or other person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of BTAB or any of its subsidiaries.

3.25. Foreign Corrupt Practices. Neither BTAB, nor any of its subsidiaries, nor, to BTAB’s knowledge, any director, officer, agent, employee or other person acting on behalf of BTAB or any of its subsidiaries has, in the course of its actions for, or on behalf of, BTAB (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.26. Disclosure. All disclosure provided to MOXC regarding BTAB, its business and the Transactions, furnished by or on behalf of BTAB (including BTAB’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.27. No Additional Agreements. BTAB does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV

Representations and Warranties of MOXC

MOXC represents and warrants to the Shareholders and BTAB, as follows:

4.1. MOXC Organization and Name. MOXC is a corporation, duly organized, validly existing and in good standing under the laws of Nevada, its jurisdiction of organization, and has the full power and authority and all necessary licenses, permits and other required authorization to: (i) enter into and execute this Agreement and to perform all of its obligations hereunder; and (ii) own and operate its assets and properties and to conduct and carry on its business as and to the extent now conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on MOXC, a material adverse effect on the ability of MOXC to perform its obligations under this Agreement or on the ability of MOXC to consummate the Transactions (a “MOXC Material Adverse Effect”). MOXC is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the ownership or use and operation of its assets or properties requires such qualification. The exact legal name of MOXC is as set forth in the first paragraph of this Agreement, and MOXC currently does not conduct, nor has MOXC, during the last five (5) years conducted, business under any other name or trade name.

4.2. Subsidiaries. Other than as disclosed in the SEC Documents (as defined below), MOXC does not own, directly or indirectly, any outstanding voting securities of or other interests in, or have any Control over, any other Person.

4.3. Authorization; Validity. MOXC has full right, power and authority to enter into this Agreement, as provided herein and to perform all of its duties and obligations under this Agreement and this Agreement and no other action or consent on the part of MOXC, its board of directors, stockholders, or any other Person is necessary or required by MOXC to execute this Agreement, consummate the Transactions contemplated herein and perform all of its obligations hereunder (subject to Section 1.2 hereof). The execution and delivery of this Agreement will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the MOXC Charter and MOXC Bylaws, or other governing documents. All necessary and appropriate corporate action has been taken on the part of MOXC to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement and contract of MOXC, enforceable against MOXC in accordance with its respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies. MOXC knows of no reason why any it cannot perform any of its Obligations under this Agreement or any related agreements.

4.4. Capital Structure. The authorized capital stock of MOXC is as set forth in the SEC Documents (as defined below). All of the outstanding shares of capital stock of MOXC are validly issued, fully paid and nonassessable, have been issued in compliance with all foreign, federal and state securities laws and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. As of the date of this Agreement, no shares of MOXC’s capital stock are subject to preemptive rights or any other similar rights or any liens, claims or encumbrances suffered or permitted by MOXC. The Common Stock is currently quoted on Nasdaq (the “Principal Trading Market”) under the trading symbol “MOXC”. Other than as described in the SEC Documents, MOXC has received no notice, either oral or written, with respect to continued eligibility of the Common Stock for listing on the Principal Trading Market. Except as set forth in the SEC Documents and except for the securities to be issued pursuant to this Agreement, as of the date of this Agreement: (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of MOXC or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which MOXC or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the MOXC or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of MOXC, except as reflected in the SEC Documents; (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other contracts or instruments evidencing indebtedness of MOXC or by which MOXC is or may become bound, except as reflected in the SEC Documents; (iii) there are no outstanding registration statements with respect to MOXC or any of their respective securities, and there are no outstanding comment letters from the SEC, the Principal Trading Market, or any other Governmental Authority with respect to any securities of MOXC; (iv) there are no agreements or arrangements under which MOXC is obligated to register the sale of any of its securities under the Securities Act or any other law of any other Governmental Authority; (v) there are no financing statements filed with any Governmental Authority securing any obligations of MOXC or filed in connection with any assets or properties of MOXC; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein; and (vii) there are no outstanding securities or instruments of MOXC which contain any redemption or similar provisions, and there are no contracts or agreements by which such MOXC is or may become bound to redeem a security of such MOXC (except pursuant to this Agreement). MOXC has furnished to BTAB complete and correct copies of such MOXC’s Certificate of Incorporation, as amended and as in effect on the date hereof and such MOXC Bylaws, as in effect on the date hereof, and any other governing or organizational documents, as applicable. Except for the documents delivered to BTAB in accordance with the immediately preceding sentence, there are no other shareholder agreements, voting agreements, operating agreements, or other contracts or agreements of any nature or kind that restrict, limit or in any manner impose obligations, restrictions or limitations on the governance of MOXC.

4.5. No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) constitute a violation of or conflict with the MOXC Charter, MOXC Bylaws, or any other organizational or governing documents of any MOXC; (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflict with, or give to any other Person any rights of termination, amendment, acceleration or cancellation of, any provision of any contract or agreement to which MOXC is a party or by which any of its or their assets or properties may be bound; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any order, writ, injunction, decree, or any other judgment of any nature whatsoever; (iv) constitute a violation of, or conflict with, any law, rule, ordinance or other regulation (including foreign and United States federal and state securities laws and the rules and regulations of any Principal Trading Market); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty or other Lien, claim or encumbrance with respect to, any Permit granted or issued to, or otherwise held by or for the use of, MOXC or any of their respective assets. MOXC is not in violation of the MOXC Charter, MOXC Bylaws, or other organizational or governing documents, as applicable, and, except as set forth in Schedule 4.5, MOXC is not in default or breach (and no event has occurred which with notice or lapse of time or both could put MOXC in default or breach) under, and MOXC has not taken any action or failed to take any action that would give to any other Person any rights of termination, amendment, acceleration or cancellation of, any contract or agreement to which MOXC is a party or by which any property or assets of MOXC are bound or affected. No business of MOXC is being conducted, and shall not be conducted, in violation of any law, rule, ordinance or other regulation. Except as specifically contemplated by this Agreement, BTAB is not required to obtain any consent or approval of, from, or with any Governmental Authority, or any other Person, in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue the Advisory Fee Shares in accordance with the terms hereof. All consents and approvals which MOXC is required to obtain pursuant to the immediately preceding sentence will be obtained prior to closing.

4.6. Issuance of Securities. The MOXC Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and non-assessable, and free from all liens, claims, charges, taxes, or other encumbrances with respect to the issue thereof, and will be issued in compliance with all applicable United States federal and state securities laws and the laws of any foreign jurisdiction applicable to the issuance thereof. Assuming the accuracy of the Shareholder’s representations under Article II 2 hereof and the continued listing of MOXC Shares on Nasdaq at the time of issuance, the issuance of the MOXC Securities will be exempt from: (i) the registration and prospectus delivery requirements of the Securities Act; (ii) the registration and/or qualification provisions of all applicable state and provincial securities and “blue sky” laws; and (iii) any similar registration or qualification requirements of any foreign jurisdiction or other Governmental Authority.

4.7. Compliance With Laws. The nature and transaction of MOXC’s business and operations and the use of its properties and assets, do not and hereafter shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any Permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except to the extent such violation or conflict would not result in a MOXC Material Adverse Effect.

4.8. Environmental Laws and Hazardous Substances. Except to the extent that any of the following would not have a MOXC Material Adverse Effect (including financial reserves, insurance policies and cure periods relating to compliance with applicable laws and Permits) and are used in such amounts as are customary in the ordinary course of business in compliance with all applicable Environmental Laws, MOXC represents and warrants to BTAB that, to its knowledge: (i) MOXC has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of MOXC (whether or not owned by MOXC) in any manner which at any time violates any Environmental Law or any Permit, certificate, approval or similar authorization thereunder; (ii) the operations of MOXC comply in all material respects with all Environmental Laws and all Permits certificates, approvals and similar authorizations thereunder; (iii) there has been no investigation, Proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person, nor is any pending or, to MOXC’s knowledge, threatened; and (iv) MOXC has no liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material.

4.9. Investment Company. MOXC is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.10. SEC Filings and Financial Statements. The Common Stock of the MOXC is listed on the Nasdaq and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC or any other Governmental Authority (all of the foregoing filed within the two (2) years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). MOXC is current with its filing obligations under the Exchange Act. The MOXC represents and warrants that true and complete copies of the SEC Documents are available on the SEC’s website (www.sec.gov) at no charge to BTAB, and BTAB acknowledges that it may retrieve all SEC Documents from such website and BTAB’s access to such SEC Documents through such website shall constitute delivery of the SEC Documents to BTAB; provided, however, that if BTAB is unable to obtain any of such SEC Documents from such website at no charge, as result of such website not being available or any other reason beyond BTAB’s control, then upon request from BTAB, MOXC shall deliver to BTAB true and complete copies of such SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof, which amendments or updates are also part of the SEC Documents). As of their respective dates, the consolidated financial statements of MOXC included in the SEC Documents (the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. All of the Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such Financial Statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of MOXC as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). To the knowledge of MOXC and its officers, no other information provided by or on behalf of MOXC to BTAB which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

4.11. Absence of Certain Changes. Since the date the last of the SEC Documents was filed with the SEC, none of the following have occurred:

(a) There has been no event or circumstance of any nature whatsoever that has resulted in, or could reasonably be expected to result in, a MOXC Material Adverse Effect; or

(b) Any transaction, event, action, development, payment, or any other matter of any nature whatsoever entered into by MOXC other than in the ordinary course of business.

4.12. Litigation and Taxes. Except as will be disclosed, there is no Proceeding pending, or to MOXC’s knowledge, threatened, against MOXC or their respective officers, managers, members or shareholders, or against or affecting any of their respective assets. In addition, there are no outstanding judgments, orders, writs, decrees or other similar matters or items against or affecting MOXC, its business or assets. MOXC has not received any material complaint from any Customer, supplier, vendor or employee. MOXC has duly filed all applicable foreign and U.S. income or other tax returns and has paid all foreign and U.S. income or other taxes when due. There is no Proceeding, controversy or objection pending or threatened in respect of any tax returns of MOXC.

4.13. Event of Default. No event of default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an event of default under this Agreement, and MOXC is not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party or by which any of their respective assets are bound.

4.14. ERISA Obligations. To the knowledge of MOXC, MOXC has not or has ever had any Employee Plans subject to ERISA, and MOXC has no any obligations or liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

4.15. Adverse Circumstances. Other than as disclosed in the SEC Documents, no condition, circumstance, event, agreement, document, instrument, restriction, litigation or Proceeding (or threatened litigation or Proceeding or basis therefor) exists which: (i) could adversely affect the ability of MOXC to perform its obligations under this Agreement; (iii) would constitute a default under the Agreement; (iv) would constitute such a default with the giving of notice or lapse of time or both; or (v) would constitute or give rise to a MOXC Material Adverse Effect.

4.16. Liabilities and Indebtedness of MOXC. MOXC has no Funded Indebtedness or any liabilities or obligations of any nature whatsoever, except: (i) as disclosed in the Financial Statements; or (ii) liabilities and obligations incurred in its ordinary course of business since the date of the last Financial Statements filed by MOXC with the SEC which do not or would not, individually or in the aggregate, exceed Ten Thousand Dollars ($10,000) or otherwise have an MOXC Material Adverse Effect.

4.17. Real Estate.

(a) Real Property Ownership. MOXC does not own any Real Property.

(b) Real Property Leases. MOXC leases a leased office space in Beijing. Details are disclosed in the SEC documents.

4.18. Material Contracts. An accurate, current and complete copy of each contract, instrument or other agreement to which MOXC is a party or by which it is bound which is material to the business of the MOXC, taken as a whole (each, an “MOXC Material Contract”) has been furnished to BTAB and/or is readily available as part of the SEC Documents, and each of the Material Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except for those provided to BTAB prior to the Closing Date, there are no outstanding offers, bids, proposals or quotations made by MOXC which, if accepted, would create an MOXC Material Contract with MOXC. Each of the MOXC Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof. To the knowledge of MOXC and its officers, all obligations required to be performed under the terms of each of the MOXC Material Contracts by any party thereto have been fully performed by all parties thereto, and no party to any MOXC Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any obligation of any party thereto or the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of MOXC. Further, MOXC has not received any notice, nor does MOXC have any knowledge, of any pending or contemplated termination of any of the MOXC Material Contracts and, no such termination is proposed or has been threatened, whether in writing or orally.

4.19. Title to Assets. MOXC has good and marketable title to, or a valid leasehold interest in, all of its assets and properties which are material to its business and operations as presently conducted, free and clear of all liens, claims, charges or other encumbrances or restrictions on the transfer or use of same. Except as would not have a MOXC Material Adverse Effect, the assets and properties of MOXC are in good operating condition and repair, ordinary wear and tear excepted, and are free of any latent or patent defects which might impair their usefulness, and are suitable for the purposes for which they are currently used and for the purposes for which they are proposed to be used.

4.20. Intellectual Property. MOXC owns or possesses adequate and legally enforceable rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and all other intellectual property rights necessary to conduct its business as now conducted. MOXC has no knowledge of any infringement by MOXC of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other intellectual property rights of others, and, to the knowledge of MOXC, there is no claim, demand or Proceeding, or other demand of any nature being made or brought against, or to MOXC’s knowledge, being threatened against, MOXC regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other intellectual property infringement; and MOXC is not aware of any facts or circumstances which might give rise to any of the foregoing.

4.21. Labor and Employment Matters. MOXC is not involved in any labor dispute or, to the knowledge of MOXC, is any such dispute threatened. To the knowledge of MOXC and its officers, none of the employees of MOXC is a member of a union and MOXC believes that its relations with its employees are good. To the knowledge of MOXC and its officers, MOXC has complied in all material respects with all laws, rules, ordinances and regulations relating to employment matters, civil rights and equal employment opportunities.

4.22. Insurance. MOXC is covered by valid, outstanding and enforceable policies of insurance which were issued to it by reputable insurers of recognized financial responsibility, covering its business against losses and risks normally insured against by other corporations or entities in the same or similar lines of businesses as MOXC is engaged and in coverage amounts which are prudent and typically and reasonably carried by such other corporations or entities (the “MOXC Insurance Policies”). Such MOXC Insurance Policies are in full force and effect, and all premiums due thereon have been paid. None of the MOXC Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. MOXC has complied with the provisions of such MOXC Insurance Policies. MOXC has no reason to believe that it will not be able to renew its existing MOXC Insurance Policies as and when such MOXC Insurance Policies expire or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of MOXC.

4.23. Permits. MOXC possesses all Permits necessary to conduct its business, and MOXC has not received any notice of, or is otherwise involved in, any Proceedings relating to the revocation or modification of any such Permits. All such Permits are valid and in full force and effect and MOXC is in full compliance with the respective requirements of all such Permits.

4.24. Bank Accounts. MOXC will provide, with respect to each account of MOXC with any bank, broker, merchant processor, or other depository institution: (i) the name and account number of such account; (ii) the name and address of the institution where such account is held; (iii) the name of any Person(s) holding a power of attorney with respect to such account, if any; and (iv) the names of all authorized signatories and other Persons authorized to withdraw funds from each such account.

4.25. Illegal Payments. Neither MOXC, nor any director, officer, member, manager, agent, employee or other Person acting on behalf of MOXC has, in the course of his actions for, or on behalf of, MOXC: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar foreign law or regulation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.26. Related Party Transactions. Except for: (i) transactions disclosed in the Financial Statements, which transactions are upon terms no less favorable than the applicable MOXC could obtain from third parties; and (ii) arm’s length transactions pursuant to which MOXC makes payments in the ordinary course of business upon terms no less favorable than MOXC could obtain from third parties, none of the officers, directors, managers, or employees of MOXC, nor any stockholders, members or partners who own, legally or beneficially, five percent (5%) or more of the ownership interests of MOXC (each a “MOXC Material Shareholder”), is presently a party to any transaction with MOXC (other than for services as employees, officers and directors), including any contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or MOXC Material Shareholder or, to the best knowledge of MOXC, any other Person in which any officer, director, or any such employee or MOXC Material Shareholder has a substantial or material interest in or of which any officer, director or employee of MOXC or MOXC Material Shareholder is an officer, director, trustee or partner. There are no claims, demands, disputes or Proceedings of any nature or kind between MOXC and any officer, director or employee of MOXC or any MOXC Material Shareholder, or between any of them, relating to MOXC.

4.27. Internal Accounting Controls. Other than as stated in the SEC Documents, MOXC maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.28. Brokerage Fees. There is no Person acting on behalf of MOXC who is entitled to or has any claim for any brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

4.29. No General Solicitation. Neither MOXC, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or issuance of the MOXC Securities hereby.

4.30. Private Placement. Assuming the accuracy of the representations and warranties set forth in Article 2 above and the continued listing of MOXC Shares on Nasdaq at the time of issuance, no registration under the Securities Act or the laws, rules or regulations of any other Governmental Authority is required for the issuance of the MOXC Securities.

4.31. Complete Information. This Agreement and all financial statements, exhibits, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to BTAB in connection with or in furtherance of this Agreement by or on behalf of MOXC fully and fairly state the matters with which they purport to deal, and do not misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

ARTICLE V

Conditions to Closing

5.1. MOXC Conditions Precedent. The obligations of the Shareholders and BTAB to enter into and complete the Closing are subject, at the option of the Shareholder and BTAB, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by BTAB and the Shareholders in writing.

(a) Representations and Covenants. The representations and warranties of MOXC contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. MOXC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by MOXC on or prior to the Closing Date.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of BTAB or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of MOXC.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by MOXC for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by MOXC, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a MOXC Material Adverse Effect.

(d) Satisfactory Completion of Due Diligence. BTAB and the Shareholders shall have completed their legal, accounting and business due diligence of MOXC and the results thereof shall be approved by BTAB and the Shareholders, which approval shall not be unreasonably denied.

(e) Statutory Requirements. All statutory requirements for the valid consummation by MOXC of the transactions contemplated by this Agreement shall have been fulfilled.

(f) Governmental Approval. All authorizations, consents, approvals, permits and orders of all federal and state governmental agencies required to be obtained by MOXC for consummation of the transactions contemplated by this Agreement shall have been obtained.

(g) Changes in Financial Condition of MOXC. There shall not have occurred any material adverse change in the financial condition or in the operations of the business of MOXC, except expenditures in furtherance of this Agreement, and excluding the transactions contemplated by this Agreement.

(h) Issuance of Shares. At the Closing, MOXC shall deliver to the Shareholders a certificate or in Book Entry, representing the new shares of MOXC Securities issued to such Shareholder. [The Shareholder shall have received in form and substance satisfactory to them a letter instructing and authorizing the Registrar and Transfer Agent for the shares of common stock of the Company to issue stock certificates representing ownership of the Company common stock to Participants in accordance with the terms of this Agreement and a letter from said Registrar and Transfer Agent acknowledging receipt of the letter of instruction and stating to the effect that the Registrar and Transfer Agent holds adequate supplies of stock certificates necessary to comply with the letter of instruction and the terms and conditions of this Agreement.]

(i) Management. The current Board of Directors shall have appointed Binson Lau, Gun Hua Wang and John Taylor and 2 persons nominated by MOXC (which are satisfactory to BTAB in BTAB’s sole and absolute discretion) as directors and officers of MOXC (subject to change before Closing) as follows, effective at the Closing Date, and MOXC shall have received letters of resignation from Hao Qinghu and James Tan Mengdong as directors (unless they are no longer directors at Closing) and MOXC's current officers to be effective upon the Closing Date and confirming that they have no claim against MOXC in respect of any outstanding remuneration or fees of whatever nature:

Name	Title
Binson Lau	Chairman and CEO
Qun Hua Wang	Director
John Taylor	Director

(j) Delivery of Documents. At the closing MOXC shall deliver to the Shareholders and BTAB such other documents as BTAB may reasonably request for the purpose of facilitating the consummation of the Transactions.

(k) MOXC Shareholders’ Approval. MOXC shall obtain the approval of its shareholders in a general meeting for the Transactions and their consummation, and such approval shall have satisfied Nasdaq’s shareholder approval requirements.

5.2. BTAB and Shareholder Conditions Precedent. The obligations of MOXC to enter into and complete the Closing is subject, at the option of MOXC, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by MOXC in writing.

(a) Representations and Covenants. The representations and warranties of the Shareholders and BTAB contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and BTAB shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and BTAB on or prior to the Closing Date.

(b) MVLS Rule Satisfaction. MOXC shall have satisfied the MVLS, as defined below), prior to Closing.

(c) Funding Requirements. BTAB shall have entered into a financing agreement with an investor or investors satisfactory to MOXC pursuant to the terms of which BTAB shall receive a bona fide commitment for a financing of up to $50,000,000 on terms reasonably satisfactory to MOXC, pursuant to the terms of which BTAB shall receive the sum of $50,000,000 on Closing(which Closing may be extended pursuant to Section 7.3(a)(v) herein).

(d) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of MOXC, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of BTAB.

(e) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders and/or BTAB for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholders and/or BTAB, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a BTAB Material Adverse Effect.

(f) Statutory Requirements. All statutory requirements for the valid consummation by BTAB of the transactions contemplated by this Agreement shall have been fulfilled.

(g) Governmental Approval. All authorizations, consents, approvals, permits and orders of all federal and state governmental agencies required to be obtained by BTAB for consummation of the transactions contemplated by this Agreement shall have been obtained.

(h) Changes in Financial Condition of BTAB. There shall not have occurred any material adverse change in the financial condition or in the operations of the business of BTAB, except expenditures in furtherance of this Agreement, and excluding the transactions contemplated by this Agreement.

(i) Satisfactory Completion of Due Diligence. MOXC shall have completed its legal, accounting and business due diligence of BTAB and the Shareholders and the results thereof shall be satisfactory to MOXC in its sole and absolute discretion.

(j) Valuation. MOXC shall have received, at least fourteen (14) days before the preliminary filing of the proxy statement for the Shareholders’ Meeting (referred to in clause 5.2(m) herein), a valuation report (the “Valuation Report”) from a qualified and experienced independent appraiser mutually appointed by BTAB and MOXC supporting a minimum valuation of BTAB of at least $400,000,000, based on the audited financial statements of BTAB as of and for the year ended June 30, 2020 BTAB shall bear the cost of the Valuation Report.

(k) Fairness Opinion. MOXC shall have received, at least fourteen (14) days before the preliminary filing of the proxy statement for the Shareholders’ Meeting (referred to in clause 5.2(m) herein), the opinion of qualified and experienced independent financial advisor to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Valuation Report, is fair, from a financial point of view, to the shareholders of MOXC (the “Fairness Opinion”). BTAB shall bear the cost of the Fairness Opinion.

(l) Share Transfer Documents. The Shareholders shall have delivered to MOXC the original certificate(s) representing all BTAB Stock, accompanied by a duly executed stock transfer power for transfer by the Shareholders of their BTAB Stock to MOXC.

(m) MOXC Shareholders’ Approval. The shareholders of MOXC shall have approved in a general meeting (the “Shareholders’ Meeting”) this Transaction and their consummation, and such approval shall have satisfied Nasdaq shareholder approval requirements.

ARTICLE VI

Covenants

6.1 NASDAQ Compliance. BTAB will use its reasonable best efforts to regain compliance with NASDAQ Continued Listing Rule  5810(c)(3)(C) (the “MVLS Rule”) before September 16, 2020.

6.2. Blue Sky Laws. MOXC shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the MOXC Securities in connection with this Agreement.

6.3. Public Announcements. MOXC and BTAB will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.4. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.5. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, including without limitation, the capitalization changes set forth in Section 1.2 hereof, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.6 Parties Conduct and Transactions. During the period from the date hereof to the date of Closing, the Parties shall cause the MOXC and BTAB to:

(a) Conduct their operations in the ordinary course of business, including but not limited to, paying all obligations as they mature, complying with all applicable tax laws, filing all tax returns required to be filed and paying all taxes due; and

(b) Maintain their records and books of account in a manner that fairly and correctly reflects its income, expenses, assets and liabilities.

6.7 MOXC Conduct and Transactions. MOXC shall not during such period, except in the ordinary course of business, without the prior written consent of BTAB;

(a) Except as otherwise contemplated or required by this Agreement, sell, dispose of or encumber any of its properties or assets;

(b) Declare or pay any dividends on shares of its capital stock or make any other distribution of assets to the holders thereof;

(c) Issue, reissue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue, reissue or sell, any shares of its capital stock or acquire or agree to acquire any shares of its capital stock;

(d) Except as otherwise contemplated and required by this Agreement, amend its Articles of Incorporation or merge or consolidate with or into any other corporation or sell all or substantially all of its assets or change in any manner the rights of its capital stock or other securities;

(e) Except as contemplated or required by this Agreement, pay or incur any obligation or liability, direct or contingent, of more than $5,000, other than in the ordinary course of business, excluding such payment as may be required for the purposes of completion and the closing of the transactions described in this Agreement;

(f) Incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other party, or make loans or advances to any other party, excluding the transactions contemplated by this Agreement;

(g) Make any material change in its insurance coverage;

(h) Increase in any manner the compensation, direct or indirect, of any of its officers or executive employees; except in accordance with existing employment contracts;

(i) Enter into any agreement or make any commitment to any labor union or organization;

(j) Make any capital expenditures, excluding the transactions contemplated by this Agreement.

6.8 Conduct and Transactions of BTAB. During the period from the date hereof to the date of Closing, BTAB shall:

(a) Obtain an Investment Representation Letter from each of the Shareholders of BTAB in a form substantially reasonably satisfactory to MOXC;

(b) Conduct the operations of BTAB in the ordinary course of business.

BTAB shall not during such period, except in the ordinary course of business, without the prior written consent of the Company:

(a) Except as otherwise contemplated or required by this Agreement, sell, dispose of or encumber any of the properties or assets of BTAB;

(b) Declare or pay any dividends on shares of its capital stock or make any other distribution of assets to the holders thereof;

(c) Issue, reissue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue, reissue or sell, any shares of its capital stock or acquire or agree to acquire any shares of its capital stock;

(d) Except as otherwise contemplated and required by this Agreement, amend its Articles of Incorporation or merge or consolidate with or into any other corporation or sell all or substantially all of its assets or change in any manner the rights of its capital stock or other securities;

(e) Except as otherwise contemplated and required by this Agreement, pay or incur any obligation or liability, direct or contingent, of more than $1,000, other than in the ordinary course of business;

(f) Except as otherwise contemplated and required by this Agreement, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other party, or make loans or advances to any other party, other than in the ordinary course of business;

(g) Make any material change in its insurance coverage;

(h) Increase in any manner the compensation, direct or indirect, of any of its officers or executive employees; except in accordance with existing employment contracts;

(i) Enter into any agreement or make any commitment to any labor union or organization;

(j) Make any material capital expenditures;

(k) Unless contemplated by this Agreement, allow any of the foregoing actions to be taken by any subsidiary of BTAB.

6.9 Rights of Inspection. During the period from the date of this Agreement to the Closing Date, MOXC and BTAB agree to use their best efforts to give the other Party, including its representatives and agents, full access to the premises, books and records of each of the Parties, and to furnish the other with such financial and operating data and other information including, but not limited to, copies of all legal documents and instruments referred to on any Annex or Exhibit hereto, with respect to the business and properties of MOXC and BTAB or otherwise as may be necessary for the completion of the transactions contemplated hereby, as the case may be, as the other shall from time to time request; provided, however, if there are any such investigations: (1) they shall be conducted in such manner as not to unreasonably interfere with the operation of the business of the other Parties and (2) such right of inspection shall not affect in any way whatsoever any of the representations or warranties given by the respective Parties hereunder. In the event of termination of this Agreement, MOXC and BTAB will each return to the other all documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated hereby, and will take such other steps necessary to protect the confidentiality of such material.

6.10 Sale Restriction.

(a) Each Shareholder hereby agrees that for the period beginning on the date hereof and ending six months (6) months from the Closing (the “Restricted Period”), the Shareholder will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, lend, transfer or otherwise dispose of any shares or any options, warrants or other rights to purchase shares or any other security of MOXC which Shareholder owns or has a right to acquire as of the date hereof (collectively, the “Lockup Shares”). Any subsequent issuance to and/or acquisition by Shareholder of shares or options or instruments convertible into shares will be subject to the provisions of this Agreement. Notwithstanding the foregoing restrictions on transfer, the Shareholder may, at any time and from time to time during the Restricted Period, transfer the shares (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the Shareholder, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which the Shareholder is a general partner, provided, that, in the case of any gift or transfer described in clauses (i), (ii) or (iii), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned. For purposes hereof, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

(b) Upon the termination of the Restricted Period, the restrictions on sale of the Lockup Shares set forth herein shall terminate with respect to twenty (20) percent of the Lockup Shares, and on each month thereafter the restrictions with respect to an additional ten (10) percent of the original amount of the Lockup Shares will terminate; such that after nine (9) months all Lockup Shares will be free of the restrictions herein.

(c) During the Restricted Period, the Shareholder shall retain all rights of ownership in the Lockup Shares, including, without limitation, voting rights and the right to receive any dividends that may be declared in respect thereof.

(d) MOXC is hereby authorized and required to disclose the existence of this Agreement to its transfer agent. MOXC and its transfer agent are hereby authorized and required to decline to make any transfer of the common stock if such transfer would constitute a violation or breach of this Agreement

ARTICLE VII

Miscellaneous

7.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature page hereof (or at such other address for a Party as shall be specified by like notice):

7.2 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by MOXC, BTAB and Shareholders holding a majority of the Shares; provided, however, that in the event of such a written instrument by Shareholders holding a majority of the Shares, such waiver shall bind all Shareholders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Shareholders then holding the Shares.

7.3 Termination.

(a) The Parties may terminate this Agreement as provided below:

(i) MOXC, BTAB and a majority of the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) The parties acknowledge that MOXC has received notifications letters from Nasdaq (“Letter”) regarding its failure to comply with Nasdaq Continued Listing Rule  5810(c)(3)(C) regarding the maintenance of a minimum market value of listed securities of $35,000,000 (the “MVLS Rule”). If MOXC has not satisfied the MVLS Rule within the time specified in the Letters, as such may be extended by Nasdaq, then either of MOXC or BTAB may terminate this Agreement by at any time following such time and prior to the Closing;

(iii) MOXC may terminate this Agreement by giving written notice to BTAB and the Shareholders at any time prior to the Closing (A) in the event BTAB or any Shareholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, MOXC has notified BTAB and/or the Shareholders of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before December 31, 2020 (or such extended date pursuant to Section 7.3(a)(v) below)  by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from MOXC itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv) BTAB may terminate this Agreement by giving written notice to MOXC at any time prior to the Closing (A) in the event MOXC has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, BTAB has notified MOXC of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before December 30, 2020 (or such extended date pursuant to Section 7.3(a)(v) below) by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from BTAB or any Shareholder breaching any representation, warranty, or covenant contained in this Agreement).

(v) In the event that the $50 million referred to in Section 5.2(c) is not available by December 31, 2020, BTAB may extend the Closing (by giving to MOXC a notice in writing) to a later date but no later than January 31, 2021.

(b) If any Party terminates this Agreement pursuant to Section 7.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

7.4 Replacement of Securities. If any certificate or instrument evidencing any MOXC Shares is mutilated, lost, stolen or destroyed, MOXC shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to MOXC of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares, including if required an insurance bond related to the lost or mutilated stock certificate. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, MOXC may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

7.5 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, BTAB and MOXC will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.6 Independent Nature of Shareholders’ Obligations and Rights. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. The decision of each Shareholder to acquire the Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose. Each of MOXC and BTAB acknowledges that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

7.7 Limitation of Liability. Notwithstanding anything herein to the contrary, each of BTAB and MOXC acknowledges and agrees that the liability of a Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

7.8 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.10 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.11 Entire Agreement; Third Party Beneficiaries. This Agreement, together with the Rescission Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Transactions.

7.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MOXIAN, INC.

By:	/s/ William Yap
Name:	William Yap
Title:	Chairman

BTAB GROUP INC. and THE SHAREHOLDERS OF BTAB GROUP, INC

By:	/s/ Binson Lau
Name:	Binson Lau
Title:	CEO/Founder

[Signature Page to Share Exchange Agreement]

ANNEX A

Definitions

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“BTAB Bylaws” means the Bylaws of BTAB, as amended to the date of this Agreement.

“BTAB Charter” means the Articles of Incorporation of BTAB, as amended to the date of this Agreement.

“BTAB Material Contracts” means the contracts entered into by BTAB which are significant to the operations of BTAB

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“MOXC Bylaws” means the Bylaws of MOXC, as amended to the date of this Agreement.

“MOXC Charter” means the Articles of Incorporation of MOXC, as amended to the date of this Agreement.

“MOXC Material Contracts” means such contracts as have been filed with MOXC’s SEC Documents under exhibits numbered 10.XX and which, as of the date of this Agreement remain Material Contracts as defined in Regulation S-K, Item 601(b)(10).

“MVLS Rule” means Nasdaq Continued Listing Rule 5810(c)(3)(C), which requires the aggregate market value of MOXC’s common stock to be at least $35 million. The market value is determined by the Total Number of Outstanding Shares multiplied by the closing bid price. Nasdaq notified MOXC by letter dated March 20, 2020 that MOXC has until September 16, 2020 to regain compliance with the MVLS Rule.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

Exhibit 1.1.1

MOXC Class A Preferred Shares

BTAB Shareholder	Number of BTAB Class B Shares	Number of MOXC Cl ass A Preferred
Binson Lau	50,000,000	50,000,000

Total	50,000,000	50,000,000

Terms:

(1)	These are Non-Transferable, Non Convertible Preferred Stock and are non-interest bearing. The Class A Preferred Shares are not entitled to any liquidation preference or any value upon winding up of the Company.
(2)	Each Class A Preferred Share is entitled to 10 votes per share, but the Class A Preferred Shares (a) may only be voted in a “Change of Control” matter requiring shareholder approval pursuant to Nasdaq Continued Listing Rule 5635(b) and (b) may only be voted against such a Change of Control or a Tender Offer.(c) They are a control block for corporate decisions that govern the structure, expansion and acquisitions as well as major decisions that require shareholders voting.